Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CYAN, INC.

The undersigned, Michael Hatfield and Kenneth M. Siegel, hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of Cyan, Inc., a Delaware corporation (the “Corporation”);

2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on October 25, 2006.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Cyan, Inc. amends the Corporation’s Amended and Restated Certificate of Incorporation as follows:

The Corporation’s Amended and Restated Certificate of Incorporation is amended to add a new Article VIII that reads in its entirety as follows:

“ARTICLE VIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or Bylaws, or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensible parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.”

4. This Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Executed at Petaluma, California, on March 28, 2013.

/s/ Michael Hatfield
Michael Hatfield, President

/s/ Kenneth M. Siegel
Kenneth M. Siegel, Secretary